Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
UpShot Corporation:

We consent to incorporation by reference in the registration statements on Forms S-3 (Nos. 333-47062, 333-68041 and 333-91777) and Forms S-8 (Nos. 333-07983, 333-22763, 333-40437, 333-53369, 333-72969, 333-85007, 333-94243, 333-41792, 333-49986, 333-51018, 333-52998, 333-55406, 333-59526, 333-72218, 333-75052 and 333-106671) of Siebel Systems, Inc. of our report dated January 9, 2004, relating to the balance sheet of UpShot Corporation as of October 31, 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended October 31, 2003, which report appears in this Current Report on Form 8-K/A.

/s/ KPMG LLP

Mountain View, California
January 16, 2004